ISTA EXPANDS CONTRACT WITH ARADYME AS RESULT OF PROJECT SUCCESSES

OREM, Utah - September 27, 2005 - Aradyme Corporation (OTCBB: ADYE), a data management company, today announced that ista, the worldwide market leader for submetering and billing of water and energy consumption, has expanded its scope of work with Aradyme, which has subsequently resulted in a substantial increase in the total contract value.

The additional work was awarded to Aradyme after Aradyme successfully met its September 1, 2005 deadline for cleansing and integrating meter and premise data for 500,000 accounts on an AS400 system with 200,000 accounts on a SQL Server system following ista's acquisition of USI Energy.

As part of the expanded scope of work, Aradyme will provide ista with a solution that will enable it to automate the upload, conversion processing, and download of customer account data on a daily basis. The Aradyme solution will also help mitigate the risk of any of the data integrity being compromised as the data is transformed into the new system.

The additional work is slated to be completed by mid-October 2005.

"Aradyme's technology and timely delivery has been invaluable in integrating our systems and streamlining our billing efforts," said Michael Stowers, vice president of IT, ista North America. "We have been so impressed with both the quality of Aradyme's work and their technology that we look forward to deriving even more value with the additional Aradyme solution. This new solution will enable us to identify and resolve exceptions in new customer account data on a daily basis that would otherwise take us weeks to uncover, and will also help simplify the process of keeping our systems up-to-date."

"We are excited about the success that Aradyme and ista have been able to achieve on this project and look forward to providing ista with an additional solution," said James R. Spencer, chief executive officer of Aradyme. "With this project, not only have we been able to continue to demonstrate the value of our technology and processes, but also showcase some of the many ways in which our solutions can be used by business owners to more cost effectively and efficiently run their business."

About ista
----------
ista is the market leader for the submetering and billing of water and energy consumption for more than 10 million homes worldwide and 750,000 in the U.S. ista has operations in 28 countries, including the U.S., Germany, China and Scandinavia. The services offered to property managers, homeowners and energy utilities include the supply and installation of meters, metering and consumption-based billing, and the collection of ancillary payments. With over 100 years of experience and approximately 3,300 employees, ista achieved revenues of nearly $550 million in 2003. For more information visit www.ista-na.com.

About Aradyme Corporation
-------------------------
Aradyme Corporation (OTCBB: ADYE) is a data management company that provides world-class solutions in data migration, data integration and application development. These solutions are made possible through a mix of proprietary next-generation database technologies, methodologies and experience that enables customers to simplify their data management efforts and substantially increase the quality of their data. By leveraging the company's dynamic-schema database management system, which has been in development for more than 25 years, customers are able to bypass the limitations of traditional database technology and achieve greater flexibility in data handling. For more information about Aradyme, call (801)705-5000 or visit the company's web site at www.aradyme.com.

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This release contains forward-looking statements. Forward-looking statements are not guarantees of future revenues, sales, agreements, events, growth or results. Forward looking statements are subject to risks and uncertainties outside Aradyme's control. Actual events or results may differ materially from the forward-looking statements.


Media Contacts:

Kimberly Carroll
Director of Corporate Communications
Aradyme Corporation
Phone: (801)705-5039
kimberly.carroll@aradyme.com

Michael Stowers
Vice President of IT
ista North America
Phone: (904)807-2212
mstowers@ista-na.com